FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004

COLUMBUS, Ohio – March 22, 2005 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the fourth quarter and year ended December 31, 2004.

The Company recorded net income for the quarter ended December 31, 2004 of $2,802,000, or $.29 per basic and diluted share, compared with $186,000, or $.02 per basic and diluted share, in the fourth quarter of 2003. Included in the fourth quarter 2004 income was $1,425,000, or $.15 per basic and diluted share, resulting from the Company eliminating its valuation reserve related to its net operating loss (NOL) carryforward. Total net sales for the fourth quarter were $35,070,000, compared with $22,764,000 in the same quarter of 2003. Product sales for the three months ended December 31, 2004, increased 29%, to $28,415,000, from $21,967,000 in the same quarter of 2003.

Net income for the year ended December 31, 2004 was $5,135,000, or $.53 per basic and $.52 per diluted share, compared with $1,665,000, or $.17 per basic and diluted share, for the year ended December 31, 2003. Included in the 2004 income was $1,425,000, or $.15 per basic and diluted share, resulting from the Company eliminating its valuation reserve related to its NOL carryforward. Total net sales for 2004 were $111,845,000, compared with $92,783,000 in the full year 2003. Product sales for 2004 increased 28% to $103,734,000 from $81,295,000 for the full year 2003. Tooling sales totaled $8,111,000 for 2004 versus $11,488,000 in 2003. Revenue from tooling is sporadic in nature and does not represent a recurring trend.

“We are pleased with the positive changes in market conditions and the efforts our employees have made to meet the increased demands of our customers, as well as to overcome the various challenges we faced throughout the year,” said James L. Simonton, president and chief executive officer. “Our improved operating profitability in 2004 was driven primarily by increased sales volume and better absorption of our fixed costs. Our results were also favorably impacted by the reversal of our NOL tax reserves indicating the company more likely than not will realize all of the NOL carryforward to offset future taxable income.”

“Looking forward, we remain focused on growth and customer diversification, highest quality manufacturing and ongoing production improvement efforts. We also continue to seek alternatives to offset the inflationary pressures in raw materials and energy costs that are impacting our operating costs.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC and long fiber thermoplastics, vacuum assisted resin infusion molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus, Gaffney, South Carolina, and Matamoros, Mexico.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon four major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; and management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures..

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SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
	(Unaudited)		(Unaudited)
Product Sales	$28,415	$21,967	$103,733	$81,295
Tooling Sales	6,655	797	8,112	11,488

Net Sales	35,070	22,764	111,845	92,783
Cost of Sales	30,183	19,775	94,536	78,885

Gross Margin	4,887	2,989	17,309	13,898
Selling, General and Admin. Expense	2,707	2,319	10,737	9,495

Operating Income	2,180	670	6,572	4,403
Interest Expense – Net	188	462	_ 866	1,765

Income before Taxes	1,992	208	5,706	2,638
Income Tax Expense	(810)	22	571	973

Net Income	$2,802	$186	$5,135	$1,665

Net Income per Common Share
Basic	$0.29	$0.02	$0.53	$0.17

Diluted	$0.29	$0.02	$0.52	$0.17

Weighted Average Shares Outstanding:
Basic	9,779	9,779	9,779	9,779

Diluted	9,779	9,779	9,821	9,779

Condensed Balance Sheet
(in thousands)

	As of	As of
	12/31/04	12/31/03
	(Unaudited)
Assets {r}
Cash	$5,358	$346
Accounts Receivable	19,131	12,830
Inventories	6,544	4,852
Other Current Assets	4,165	3,538
Property, Plant & Equipment – net	22,730	23,209
Deferred Tax Asset – net	9,362	9,888
Other assets	1,670	1,489
Total Assets	$68,960	$56,152

Liabilities and Stockholders’ Equity {r}
Current Portion of Long-term Debt	$1,736	$1,906
Accounts Payable	14,055	6,582
Accrued Liabilities and Other	6,364	5,250
Long-term Debt	11,371	12,999
Interest Rate Swap	475	610
Deferred Long-term Gain	648	1,102
Post Retirement Benefits Liability	8,035	6,849
Stockholders’ Equity	26,276	20,854
Total Liabilities and Stockholders’ Equity	$68,960	$56,152